As filed with the Securities and Exchange Commission on October 25, 2006
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
TTM TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	91-1033443

(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)
2630 South Harbor Boulevard
Santa Ana, California 92704

(Address of Principal Executive Offices)(Zip Code)
TTM Technologies, Inc.
2006 Incentive Compensation Plan

(Full Title of the Plan)
Kenton K. Alder
President and Chief Executive Officer
TTM Technologies, Inc.
2630 South Harbor Boulevard, Santa Ana, California 92704
(714) 327-3000

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Michael L. Kaplan, Esq.
Greenberg Traurig, LLP
2375 East Camelback Road, Suite 700
Phoenix, Arizona 85016
Telephone: 602) 445-8000
Facsimile: (602) 445-8100
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered (1)	Per Share	Offering Price	Registration Fee
Common Stock, par value $.001 per share	20,000 Shares (2)	$13.55 (3)	$271,000.00	$29.00
Common Stock, par value $.001 per share	202,506 Shares (2)	$10.58 (4)	$2,142,513.48	$229.25
Common Stock, par value $.001 per share	6,630,409 Shares (5)	$12.26 (6)	$81,288,814.34	$8,697.90
Total	6,852,915 Shares		$83,702,327.82	$8,956.15

(1)	This Registration Statement shall also cover any additional shares of common stock that become issuable under the TTM Technologies, Inc. 2006 Incentive Compensation Plan (the “2006 Plan”) by reason of any stock dividend, stock split, recapitalization, or any other similar transaction without receipt of consideration which results in an increase in the number of outstanding shares of common stock of TTM Technologies, Inc. (the “Registrant”).

(2)	Consists of shares of common stock subject to outstanding options under the 2006 Plan.

(3)	Computed in accordance with Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”). The offering price of $ 13.55 represents the exercise price per share for all outstanding options under the 2006 Plan.

(4)	Computed in accordance with Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”). The offering price of $ 10.58 represents the exercise price per share for all outstanding options under the 2006 Plan.

(5)	Consists of shares of common stock reserved for issuance under the 2006 Plan.

(6)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act on the basis of the last sale price per share of common stock of the Registrant on The Nasdaq National Market on October 23, 2006.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):
(a)	The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act, that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above; and

(c)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A/A (No. 000-31285) filed with the Commission on August 31, 2005, including any amendment or report filed for the purpose of updating such description.
          In addition, all documents filed with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     The firm of Greenberg Traurig, LLP, Phoenix, Arizona, has acted as counsel for the Registrant in the preparation of this Registration Statement
Item 6. Indemnification of Directors and Officers.
     The certificate of incorporation and bylaws of the Registrant provide that the Registrant will indemnify and advance expenses, to the fullest extent permitted by the Delaware General Corporation Law, to each person who is or was a director or officer of the Registrant, or who serves or served any other enterprise or organization at the request of the Registrant (an “Indemnitee”).
     Under Delaware law, to the extent that an Indemnitee is successful on the merits in defense of a suit or proceeding brought against him or her by reason of the fact that he or she is or was a director, officer, or agent of the Registrant, or serves or served any other enterprise or organization at the request of the Registrant, the Registrant shall indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action.
     If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, an Indemnitee may be indemnified under Delaware law against both (i) expenses, including attorney’s fees, and (ii)

judgments, fines, and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.
     If unsuccessful in defense of a suit brought by or in the right of the Registrant, where the suit is settled, an Indemnitee may be indemnified under Delaware law only against expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of the suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant except that if the Indemnitee is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Registrant, he or she cannot be made whole even for expenses unless a court determines that he or she is fully and reasonably entitled to indemnification for such expenses.
     Also under Delaware law, expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the Registrant in advance of the final disposition of the suit, action, or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant. The Registrant may also advance expenses incurred by other employees and agents of the Registrant upon such terms and conditions, if any, that the Board of Directors of the Registrant deems appropriate.
     In addition, the Registrant has entered into indemnification agreements that require the Registrant to indemnify the directors, officers, and certain other representatives of the Registrant against expenses and certain other liabilities arising out of their conduct on behalf of the Registrant to the maximum extent and under all circumstances permitted by law.
Item 7. Exemption From Registration Claimed.
     Not Applicable.
Item 8. Exhibits.

Exhibit
Number	Exhibit
5	Opinion of Greenberg Traurig, LLP
10.1	TTM Technologies, Inc. 2006 Incentive Compensation Plan
23.1	Consent of KPMG LLP
23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 5)
24	Power of Attorney (included in the Signatures section of this Registration Statement)
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Ana, California, on this 25th day of October, 2006.

TTM TECHNOLOGIES, INC.
By:	/s/ Kenton K. Alder
Kenton K. Alder,
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Kenton K. Alder and Steven W. Richards and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Position	Date

/s/ Kenton K. Alder. Kenton K. Alder	Chairman and Chief Executive Officer and Director (Principal Executive Officer)	October 25, 2006

/s/ Steven W. Richards Steven W. Richards	Vice President, Chief Financial Officer, and Secretary (Principal Accounting and Financial Officer)	October 25, 2006

/s/ James K. Bass James K. Bass	Director	October 25, 2006

/s/ Richard P. Beck Richard P. Beck	Director	October 25, 2006

/s/ Thomas T. Edman Thomas T. Edman	Director	October 25, 2006

/s/ Robert E. Klatell Robert E. Klatell	Director	October 25, 2006

/s/ John G. Mayer John G. Mayer	Director	October 25, 2006

EXHIBIT INDEX

Exhibit
Number	Exhibit
5	Opinion of Greenberg Traurig, LLP
10.1	TTM Technologies, Inc. 2006 Incentive Compensation Plan
23.1	Consent of KPMG LLP
23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 5)
24	Power of Attorney (included in the Signatures section of this Registration Statement)